JULIUS BAER GLOBAL EQUITY FUND INC
N-SAR Filing dated 09/30/2004

Item 77Q1


77C

Special Meeting of Stockholders

A Special Meeting of Stockholders ("Special Meeting") of the Fund was held on March 24, 2004. The Special Meeting was adjourned to April 28, 2004 and further adjourned to June 3, 2004 to permit stockholders further time to respond to the solicitation of proxies. Shareholders did not approve Proposal I. The purpose of the Special Meeting is to ask stockholders to consider the following proposals:
Proposal I: The election of directors for an indefinite term of office.

Proposal II: The conversion of the Fund from a closed-end investment company to an open-end fund and to make certain amendments to the Fund's Charter.
Affirmative     9,349,644.378
Against                    622,749.833
Abstain                      84,370.280

Proposal III: The revisions to the investment objective and certain fundamental investment policies.
Borrowing:

Affirmative     9,321,413.636
Against                    594,198.137
Abstain                    141,152.718

Senior securities:

Affirmative     9,318,056.350
Against                    588,101.423
Abstain                    150,606.718

Lending:

Affirmative     9,310,087.599
Against                    596,977.161
Abstain                    149,699.731

Underwriting:

Affirmative     9,316,742.886
Against                    599,327.887
Abstain                    140,693.718

Commodities:

Affirmative     9,296,489.873
Against                    617,228.887
Abstain                    143,045.731

Real estate:

Affirmative     9,343,000.465
Against                    578,119.308
Abstain                    135,644.718

Margin activities:

Affirmative     9,316,382.753
Against                    585,070.020
Abstain                    155,311.718

Short selling

Affirmative     9,302,328.374
Against                    600,999.399
Abstain                    153,436.718

Investment for control:

Affirmative     9,287,179.148
Against                    614,810.905
Abstain                    154,774.438

Concentration:

Affirmative     9,321,968.148
Against                    578,440.905
Abstain                    156,355.438

Investment objective:

Affirmative     8,880,061.081
Against                 1,029,020.508
Abstain                    147,682.902

Proposal IV: The approval of the distribution and stockholder servicing plan, pursuant to Rule 12b-1.
Affirmative     8,767,154.721
Against                 1,132,331.328
Abstain                    157,278.442

Proposal V: the approval of a new investment advisory agreement with Julius Baer Investment Management, LLC.
Affirmative     9,249,485.292
Against                    605,214.578
Abstain                    202,064.621

Annual Meeting of Shareholders

The Fund held its annual meeting of Shareholders on July 8, 2004. 12,146,655.780 (83.280% of the record date common shares) were represented at the meeting. The matters below were voted by the Shareholders.
Proposal I: The election of Antoine Bernheim and Martin Vogel as Class I Directors and Michael K. Quain as a Class III Director of the Fund.
Elected by All Shareholders     Affirmative     Withheld
Antoine Bernheim. . . . . .  11,829,595.159    317,060.621
Michael K. Quain. . . . . .. 11,865,468.159    281,187.621
Martin Vogel . . . . . . .  .11,843,331.159    303,324.621

Messrs. Thomas J. Gibbons, Harvey B. Kaplan, Robert S. Matthews, and Bernard Spilko continue in office as directors.